EXHIBIT 99.1

Company Contact	Investor Relations

John Higgins Chief Financial Officer (650) 843-2800 jhiggins@connetics.com	Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

CONNETICS TO RAISE $80 MILLION
FROM OFFERING OF 2.25% CONVERTIBLE SENIOR NOTES

PALO ALTO, Calif. (May 21, 2003) — Connetics Corporation (Nasdaq: CNCT) today announced that it has entered into an agreement for the sale of $80 million of convertible senior notes ($90 million if the over-allotment option is exercised in full) through a Rule 144A offering to qualified institutional buyers. The notes will be convertible into Connetics common stock at a price equal to $21.41 per share, subject to adjustment in certain circumstances, which represents a 35% premium over today’s closing price of $15.86. The notes, which will mature on May 30, 2008, will bear an interest rate of 2.25% per year. The offering is expected to close on May 28, 2003, subject to certain closing conditions.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

Connetics expects to use the proceeds from the offering to augment its cash reserves for general corporate purposes, including potential future product or company acquisitions, capital expenditures and working capital.

About Connetics

Connetics Corporation is an independent pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxíq® (betamethasone valerate) Foam, 0.12%. Connetics’ wholly owned subsidiary, Connetics Australia Pty Ltd., is focused on discovering and developing innovative topical drug delivery formulations. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the company’s objective and its intended use of proceeds. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but not limited to, a general downturn in economic conditions, our ability to fund our operations from our revenues, fluctuations in our operating results, risks related to the development and manufacture of our products, competitive pressures, our ability to develop new products and/or integrate them into our business and such other risks as identified in our 10-K/A for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission and all subsequent filings with the Securities and Exchange Commission, including our Form 10-Q for the period ended March 31, 2003, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

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